Execution Copy
Without Prejudice & Subject to Contract

Exhibit 10.23.3
SEPARATION AGREEMENT
This Separation Agreement (“Agreement”) is made by and between Indivior, Inc. (the “Company”) and Mark Crossley (“Employee”), dated as of March 2, 2025.
WHEREAS,
1.Employee is party to that certain Employment Agreement with the Company, dated June 29, 2020 (the “Employment Agreement”), pursuant to which he serves as Chief Executive Officer (“CEO”) of the Company and executive director of Indivior plc.
2.Employee holds equity awards with respect to ordinary shares in the capital of Indivior plc (the parent of the Company) (“Indivior”) as follows: (i) 37,384 shares under the Company Group Deferred Bonus Plan 2018 (the “Deferred Bonus Plan” and such awards, together with any additional awards Employee may receive under the Deferred Bonus Plan with respect to the deferral of Employee’s 2024 annual bonus, “Deferred Bonus Awards”), (ii) 424,949 shares under the Company Long-Term Incentive Plan in 2020 (the “2020 LTIP Awards”), (iii) 287,700 shares under the Company Long-Term Incentive Plan in 2021 (the “2021 LTIP Awards”), (iv) 175,699 shares under the Company Long-Term Incentive Plan in 2022 (the “2022 LTIP Awards”), (v) 183,271 shares under the Company Long-Term Incentive Plan in 2023 (the “2023 LTIP Awards”), (vi) 157,732 shares under the Company 2024 Long-Term Incentive Plan (the “2024 LTIP Awards”) (the Deferred Bonus Awards, 2020 LTIP Awards, 2021 LTIP Awards, 2022 LTIP Awards, 2023 LTIP Awards and 2024 LTIP Awards, collectively, the “LTIP Awards”, and such plans, including any U.S. schedules thereto, the “LTIPs”).
3.Employee participates in the Company’s Annual Incentive Plan (the “AIP”).
4.The Company desires to terminate Employee’s employment with the Company, following a transition period and a notice period described herein, and the Company and Employee desire to enter into this Agreement, which sets forth a mutually satisfactory arrangement concerning such employment termination.
5.Capitalized terms not defined herein shall have the meaning ascribed to them in the Employment Agreement.
THEREFORE, in consideration of the promises and mutual agreements set forth in this Agreement, Employee and the Company agree as follows:
1.Termination of Employment; Transition Period; Garden Leave.
1.1.Employee is hereby provided notice of termination of his employment. The period from the date hereof through the later of (i) the date Employee’s successor (whether interim or permanent) commences employment as CEO of the Company (which will not be earlier than Indivior’s 2025 Annual General Meeting of Shareholders) (the “Successor Commencement Date”) or (ii) August 1, 2025, will be referred to as the “Transition Period”. Employee’s termination of employment shall be effective on the first anniversary of the last day of the Transition Period (the

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“Termination Date”). The one year period from the last day of the Transition Period through the Termination Date shall be the “Notice Period”.
1.2.Employee shall remain in his current roles pursuant to the Employment Agreement until the Successor Commencement Date, on which date Employee shall commence garden leave (the “Garden Leave Start Date”). On the Garden Leave Start Date, Employee shall step down as CEO of the Company and as director of any Group Company, and shall automatically be deemed to resign from all Employee’s positions with all Group Companies without any further action by Employee or any Group Company, and Employee irrevocably authorizes the Company and any person nominated by the Board to sign on his behalf any documentation required in connection therewith. Employee shall remain on garden leave until the Termination Date (the period from the Garden Leave Start Date to the Termination Date, the “Garden Leave Period”).
1.3.During the Garden Leave Period, the Company may in its absolute discretion, for the whole or any part of such period, require Employee: (i) not to attend any of Employee’s places of work or any other premises of the Company or any Group Company, (ii) not to carry out some or all of Employee’s duties under the Employment Agreement and/or to carry out other duties or assist with separate project work instead of Employee’s usual duties, (iii) to notify the Company of any change of Employee’s address or contact details, (iv) to ensure that the Company knows where Employee will be and how Employee can be contacted during each working day (except during any periods taken as holiday in the usual way), (v) not, without the Company’s prior written permission, to contact or attempt to contact on a business or professional level any client or customer, supplier, agent, employee or officer of the Company or any Group Company which shall not be unreasonably withheld.
1.4.During the Transition Period and the Notice Period, Employee’s full salary and benefits will be payable; provided that Employee will not be entitled to be granted any new LTIP awards and will not participate in any benefits to the extent prohibited by law or the terms of the applicable benefit plan, program or arrangement. Notwithstanding the foregoing, Employee will be paid Employee’s AIP bonus for 2024 at the normally scheduled payment time, subject to the deferral of a portion the 2024 bonus to the extent required by Indivior’s 2024 directors’ remuneration policy. Subject to the terms set forth in Section 2.1. below, Employee will be paid Employee’s AIP bonus for 2025 at the normally scheduled payment time.

1.5.Any accrued but unused holiday pay will be paid in cash at the end of the Transition Period, less standard deductions and taxes. Holiday after the Transition Period shall be deemed to be taken during the Garden Leave Period.
1.6.During the Transition Period and the Notice Period, Employee shall be prohibited from working as an employee for any other company, organization or person (including carrying on a business on Employee’s own account), and the duties Employee owes to the Company shall remain in full force and effect. Notwithstanding the foregoing, Employee may serve on the Board of or as a consultant to any company

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and/or organization during the Notice Period, subject to the Company’s prior written consent, which shall not be unreasonably withheld, and provided that such service does not result in a conflict of interest for Employee and is not for a company or organization that competes with a Restricted Business.
2.Separation Benefits.
2.1.Subject to Employee’s execution of and not revoking a general release of claims in the form attached hereto as Exhibit A (a “Release”), within 30 days following the date hereof and, with respect to the payments and benefits described in Section 2.1.2 and 2.1.3, Employee’s execution of and not revoking another Release within 30 days following the Termination Date and (ii) Employee’s continued compliance with the post-Termination restrictions referred to in Section 5 below:
2.1.1.The Company shall provide Employee with (i) an annual bonus under the AIP for 2025 at a level consistent with Company policy (without pro-ration) based only on non-financial performance measures related to Employee delivering a smooth transition to Employee’s successor and for the avoidance of doubt not based on any financial performance measures and (ii) an additional annual bonus opportunity for 2025 of $250,000 based upon achieving the Group’s internal Net Revenue and Adjusted Operating Profit targets for Q1 and Q2 2025 (such amounts being the “2025 Bonus Payment”). A smooth transition shall include completion of messaging of the CEO transition, attend the Barclays healthcare conference, attend the U.S. Sales POA, announce Q1 results and related shareholders meetings, attend the May Board meeting, attend the AGM and create a successor onboarding plan. Such payment shall be made in a single cash lump sum on the day when annual bonuses are paid to other executives of the Company for such fiscal year and, subject to Indivior shareholder approval of the proposed 2025 directors’ remuneration policy, not subject to deferral.
2.1.2.The Company will reimburse Employee for the cost of outplacement services and materials (e.g., computer, etc.) in an amount up to $50,000; provided that such expenses are incurred within 12 months following the Termination Date. Any such reimbursement will be provided no later than 30 days following Employee’s presentation to the Company of an applicable invoice for such services, which invoice must be provided within 30 days following the incurrence of the applicable expense.
2.1.3.The Company shall continue to make available to Employee, at the Company’s expense, tax return support through the 2027 tax year. Tax return support may include tax preparation assistance provided by the Company directly to Employee or reimbursement for costs associated with Employee’s tax preparation for the applicable tax years.
2.1.4.Employee shall be entitled to be reimbursed for up to $40,000 for reasonable legal fees incurred in connection with Employee’s counsel’s review and negotiation of this Agreement and the term sheet. Any such reimbursement will be provided by the Company directly to Employee’s counsel no later than 30 days

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following Employee’s presentation to the Company of an applicable invoice for such legal services.

2.1.5.Employee shall be released from any post-cessation shareholding requirements as set out in Indivior’s 2024 directors’ remuneration policy.
2.1.6.Employee’s 2020 LTIP Awards and 2021 LTIP Awards have fully vested and will be released according to their respective schedules (i.e., March 9, 2025 and March 1, 2026, respectively). Employee’s 2023 LTIP Awards and 2024 LTIP Awards shall vest subject to performance conditions, without any reduction for pro-ration, and be released according to their respective schedules (i.e., March 3, 2028 and March 8, 2029, respectively). For the avoidance of doubt, all Employee’s 2022 LTIP Awards have lapsed as the performance conditions were not met.
Employee acknowledges and agrees that payments and benefits described in Section 2.1 constitute adequate legal consideration for the promises and representations made by Employee in this Agreement, including the Release, and that if Employee did not agree to the terms herein Employee would not otherwise be entitled to such payments and benefits.

3.Accrued Obligations. Regardless of whether Employee signs the Release, no later than the first payroll date after the Termination Date, the Company shall pay to Employee (a) all accrued but unpaid salary and benefits through the Termination Date, and (b) any unreimbursed business expenses incurred by Employee, in accordance with the Group’s policy, prior to the Termination Date (the “Accrued Obligations”).
4.Other Agreements and Representations. Employee acknowledges and reaffirms Employee’s continuing obligations under the terms of the Employment Agreement, including without limitation, clauses 13 and 14 of the Employment Agreement (the “Continuing Obligations”). For the avoidance of doubt, and without prejudice to Section 1.6, in accordance with the Employment Agreement’s definition of “Restricted Period,” the Restricted Period shall end on the 12-month anniversary of the Garden Leave Start Date.
Employee will at all times cooperate with the Company and its affiliates in its or their investigation, defense or prosecution of any potential or actual claim, charge, suit or investigation by or against the Company or its affiliates. As used herein, the term “cooperate” means being reasonably available from time to time for meetings with counsel for the Company or its affiliates and providing truthful information to counsel, not communicating with private parties known to be adverse to the Company or its affiliates except by way of deposition or trial testimony, being reasonably available for deposition and trial testimony upon request of counsel for the Company or relevant affiliate and without the necessity of a subpoena, and executing those documents and truthful affidavits requested from time to time by counsel to the Company or relevant affiliate. The Company will reimburse Employee for reasonable out of pocket expenses Employee incurs in cooperating with the Company or relevant affiliate provided that Employee obtains prior written approval from the Company. Additionally, Employee will immediately notify the Company’s Chief Legal Officer if Employee receives any written or oral request for information from any persons, or their counsel, who are asserting or investigating matters, claims or litigation asserted against, or otherwise adverse to, the

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Company or the Releasees (as defined in Exhibit A), unless legally required not to disclose such request for information.

Notwithstanding the foregoing, nothing herein shall restrict Employee from responding to a valid subpoena, nor shall Employee be prohibited from communicating with any government agency, including Employee’s right to communicate directly with the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, or similar agency, or to cooperate with or participate in any investigation conducted by such agency or to make any other disclosures that are protected under the whistleblower provisions of applicable law. For the avoidance of doubt, Employee does not need to notify or obtain the prior authorization of the Company to exercise any of the foregoing rights. Further, Employee understands that: (i) Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee: (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order. In addition, nothing in this Agreement, including the Release, prevents Employee from exercising any protected rights, including under Section 7 of the National Labor Relations Act, or discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.
5.Consulting Services.
5.1.During the period commencing on the Termination Date and ending on the first (1st) anniversary thereof, unless earlier terminated as provided below (the “Consulting Period” and the last day of the Consulting Period, the “Consulting Period End Date”), Employee shall make himself available to provide strategic support in connection with any potential or actual claim, charge, suit or investigation by or against the Company or its affiliates (the “Consulting Services”) on an as-needed, as-requested basis at a maximum rate of one (1) day per week. In exchange for making himself available to provide the Consulting Services, Employee shall be paid a fee of $360,000 in a lump sum less applicable taxes or deductions (the “Consulting Fee”) within 30 days following the Termination Date.
5.2.Employee may terminate the Consulting Period at any time and for any reason by giving no less than one (1) month’s prior written notice to the Company. The Company may terminate the Consulting Period only for Cause (as defined in Section 10.1 of the Employment Agreement, but not including clause 10.1.1 thereof), without notice. In the case of termination by Employee for any reason or the Company for Cause, upon request by the Company, Employee shall reimburse the Company for the portion of the Consulting Fee representing the remaining portion of the original Consulting Period.

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5.3.Employee and the Company acknowledge and agree that, during the Consulting Period, Employee shall be an independent contractor. During the Consulting Period and thereafter, Employee shall not be an agent or employee of the Company and shall not be authorized to act on behalf of the Company or obligate the Company by contract or otherwise. Employee agrees to furnish all materials necessary to accomplish the Consulting Services and assumes all of the risk for Employee’s own profit or loss with respect to the Consulting Services provided hereunder. Employee acknowledges and agrees that the Company shall not direct or control Employee with respect to the manner in which the Consulting Services are provided. Personal income and self-employment taxes for any fees or other compensation to which Employee is entitled during the Consulting Period shall be the sole responsibility of Employee. Employee agrees to indemnify and hold the Company and the other entities released in the Release harmless for any tax claims or penalties resulting from any failure by Employee to make required personal income and self-employment tax payments with respect to such compensation.
6.Confidentiality of this Agreement. In addition, Employee agrees to keep the terms of this Agreement confidential, and will not discuss it with any other employee of the Company or any of its related entities, except that Employee may confidentially tell Employee’s spouse and attorney or accountant, if any, as needed for legal or tax advice, but Employee must not discuss this Agreement or its terms with any current employees of the Company. This confidentiality provision is not intended to apply to truthful statements made under oath in a court of law, or as otherwise required by law.
7.Mutual Non-Disparagement. Employee agrees that he will not criticize, denigrate, comment negatively upon or in any way disparage any Group Company, any of their respective current and/or former officers, directors, managers employees or agents, or any of their respective business practices, services, or products. This Section does not in any way restrict or impede Employee from exercising protected rights to the extent that such rights cannot be waived by agreement, including the right to report possible securities law violations to the U.S. Securities and Exchange Commission and rights under the National Labor Relations Act, including the right to file unlawful labor practice (“ULP”) charges or participate, assist, or cooperate in ULP investigations. The Company shall direct all members of the Board and the Executive Committee not to issue, authorize or condone any statement that criticizes, denigrates, comments negatively upon or in any way disparages Employee. This Section does not prevent Employee or the Company from conferring in confidence with counsel, accountant or other professional advisors (provided that all professional advisors shall be bound by the same duty of confidence described herein) or complying with any applicable law or regulation (including, with respect to the Company, making disclosures required by securities or regulatory laws) or a valid order from a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Company shall provide written notice to all members of the Board and the Executive Committee of this non-disparagement provision and shall use reasonable efforts to cause each such member to execute a Confirmation of Non-Disparagement Obligations in the form attached hereto as Exhibit B.
8.Full Defense. This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit, or other proceeding that may be prosecuted, instituted, or attempted by Employee in breach hereof.

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9.Severability. In the event any provision of this Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.
10.Miscellaneous. Clauses 18, 19 and 20 from the Employment Agreement are incorporated herein such that they shall continue to apply to the terms of the Employment Agreement that survive this Agreement and shall apply to the terms herein, mutatis mutandis.
11.Entire Agreement; Modification; Waiver. This Agreement (including the provisions of the Employment Agreement incorporated herein), including the Release, is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements or term sheets, written or oral, between the parties regarding this subject matter (except with respect to the Continuing Obligations, which shall remain in effect in accordance with their terms). The parties agree that no waiver, amendment, or modification of any of the terms of this Agreement shall be effective unless in writing and signed by all parties affected by the waiver, amendment, or modification. No waiver of any term, condition, or default of any term of this Agreement shall be construed as a waiver of any other term, condition, or default.

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THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated: _____________________        By: _____________________________
David Wheadon
Indivior, Inc

Dated: _____________________        By: _____________________________

Mark Crossley

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EXHIBIT A
GENERAL RELEASE OF CLAIMS
This General Release of Claims (this “Release”) is made by Mark Crossley (“Employee”) in favor of Indivior, Inc., a Delaware corporation (the “Company”), and the “Releasees” (as defined below), as of the date of Employee’s execution of this Release.
1.Release by Employee. In exchange for the payments and benefits provided for in the Separation Agreement, dated March 2, 2025, between Employee and the Company (the “Separation Agreement”), and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Employee agrees unconditionally and forever to release and discharge the Company and the Company’s affiliated, related, parent and subsidiary corporations, as well as their respective past and present parents, subsidiaries, affiliates, associates, members, stockholders, Employee benefit plans, attorneys, agents, representatives, partners, joint venturers, predecessors, successors, assigns, insurers, owners, employees, officers, directors and all persons acting by, through, under, or in concert with them, or any of them (hereinafter the “Releasees”) from any and all manner of claims, actions, causes of action, in law or in equity, demands, rights, or damages of any kind or nature, whether known or unknown, fixed or contingent, including any claims, causes of action or demands of any nature (hereinafter called “Claims”), that Employee now has or may hereafter have against the Releasees by reason of any and all acts, omissions, events or facts occurring or existing prior to Employee’s execution of this Release. The Claims released hereunder specifically include, but are not limited to, any claims for fraud; breach of contract; breach of implied covenant of good faith and fair dealing; inducement of breach; interference with contract; wrongful or unlawful discharge or demotion; violation of public policy; sexual or any other type of assault and battery; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, commissions, equity, attorneys’ fees, or other compensation of any sort; failure to accommodate disability, including pregnancy; discrimination or harassment on the basis of pregnancy, race, color, sex, gender, national origin, ancestry, religion, disability, handicap, medical condition, marital status, sexual orientation or any other protected category; any claim under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”); the Older Workers Benefit Protection Act of 1990; Title VII of the Civil Rights Act of 1964, as amended, by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq.; the Delaware Discrimination in Employment Act; the Delaware Persons With Disabilities Employment Protection Act; the Delaware Whistleblowers’ Protection Act; the Delaware Wage Payment and Collection Act; the Delaware Fair Employment Practices Act; Delaware’s social media law; the Virginians with Disabilities Act; the Virginia Equal Pay law; the Virginia Occupational Safety and Health Act; the Virginia Fraud Against Taxpayers Act; the Virginia Minimum Wage Act; the Virginia Payment of Wage Law; the Virginia Right-to-Work Law; and any other state, federal, or local statute, ordinance, order or regulation, executive order and any common law claim lying in contract or equity.

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2.Claims Not Released. This Release shall not apply to: the Company’s obligations under the Separation Agreement; Employee’s right to indemnification under any applicable indemnification agreement with the Company; the Company’s governing documents or applicable law; Employee’s right to assert claims for workers’ compensation or unemployment benefits; any Claims for payment of amounts payable pursuant to Employee’s employment agreement; any claim for Employee benefits under plans covered by the Employee Retirement Income Security Act of 1974 (“ERISA”) to the extent any such claim may not lawfully be waived or for any payments or benefits under any Company plans that have vested according to the terms of those plans; Employee’s right to bring to the attention of the Equal Employment Opportunity Commission (“EEOC”) claims of discrimination (provided, however, that Employee releases Employee’s right to secure any damages for alleged discriminatory treatment); any right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator; any right to file an unfair labor practice charge under the National Labor Relations Act; Employee’s vested rights under any retirement or welfare benefit plan of the Company,; or any other rights that may not be waived by an Employee under applicable law.

3.Older Workers Benefit Protection Act. In accordance with the Older Workers Benefit Protection Act, Employee is hereby advised as follows:

3.1.Employee has read this Release and understands its terms and effect, including the fact that Employee is agreeing to release and forever discharge the Company and each of the Releasees from any Claims released in this Release.

3.2.Employee understands that, by entering into this Release, Employee does not waive any Claims that may arise after the date of Employee’s execution of this Release, including without limitation any rights or claims that Employee may have to secure enforcement of the terms and conditions of this Release.

3.3.Employee has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which Employee acknowledges is adequate and satisfactory to Employee and in addition to any other benefits to which Employee is otherwise entitled.

3.4.The Company advises Employee to consult with an attorney prior to executing this Release.

3.5.Employee has twenty-one (21) days to review and decide whether or not to sign this Release. If Employee signs this Release prior to the expiration of such period, Employee acknowledges that Employee has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that Employee does not desire additional time and hereby waives the remainder of the twenty-one (21) day period. In the event of any changes to this Release, whether or not material, Employee waives the restarting of the twenty-one (21) day period.

3.6.Employee has seven (7) days after signing this Release to revoke this Release and this Release will become effective upon the expiration of that revocation period. If Employee revokes this Release during such seven (7)-day period, this Release will be null and void and of no force or effect on either the Company or Employee and

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Employee will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Release.

3.7.If Employee wishes to revoke this Release, Employee shall deliver written notice stating Employee’s intent to revoke this Release to [●], on or before 5:00 p.m. on the seventh (7th) day after the date on which Employee signs this Release.

4.Representations. Employee represents and warrants that there has been no assignment or other transfer of any interest in any Claim which Employee may have against Releasees, or any of them, and Employee agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against Employee under this indemnity. Employee agrees that if Employee hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then Employee agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

5.No Actions. Employee represents and warrants to the Company that Employee has no pending actions, Claims or charges of any kind. Employee agrees that if Employee hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Releasees any of the Claims released hereunder, then Employee will pay to the Releasees against whom such Claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Releasees in defending or otherwise responding to said suit or Claim; provided, however, that Employee shall not be obligated to pay the Releasees’ attorneys’ fees to the extent such fees are attributable to: (1) claims under the ADEA or a challenge to the validity of the release of claims under the ADEA; or (2) Employee’s right to file a charge with the EEOC or any other government agency; however, Employee hereby waives any right to any damages or individual relief resulting from any such charge; provided, that Employee is not agreeing to waive, and this Release shall not be read as requiring Employee to waive, any right Employee may have to receive any bounty or monetary award from any governmental entity or regulatory or law enforcement authority in connection with information provided to any governmental entity or other protected “whistleblower” activity.

6.Exceptions. Notwithstanding anything in this Release to the contrary, nothing contained in this Release shall prohibit Employee (or Employee’s attorney) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the EEOC, the National Labor Relations Board, the Occupational Safety and Health Administration, the Commodity Futures Trading Commission, the Department of Justice or any other securities regulatory agency, self- regulatory authority or non-U.S., federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Employee’s attorney or in a sealed complaint or other document filed in a lawsuit

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or other governmental proceeding, (iii) receiving an award for information provided to any Government Agency, and/or (iv) disclosing or discussing information lawfully acquired about wages, hours or other terms and conditions of employment if used for purposes protected by Section 7 of the National Labor Relations Act such as joining or forming a union, engaging in collective bargaining or engaging in other concerted activity for the mutual aid or protection of employees. Pursuant to 18 USC Section 1833(b), Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Release is intended to or shall preclude Employee from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. It is understood that this Release shall not require Employee to notify any Releasee of a request for information from any governmental entity or self-regulatory authority that is not directed to the Company or of Employee’s decision to file a charge or complaint with or participate in an investigation conducted by any governmental entity or self-regulatory authority. Notwithstanding the foregoing, Employee recognizes that, in connection with the provision of information to any governmental entity or self-regulatory authority, Employee must inform such governmental entity or self-regulatory authority that the information Employee is providing is confidential. Despite the foregoing, Employee is not permitted to reveal to any third party, including any governmental entity or self-regulatory authority, information Employee came to learn during Employee’s service to the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.

7.Miscellaneous.

7.1.No Admission. Employee understands and agrees that neither the payment of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees.

7.2.Severability. If any sentence, phrase, section, subsection or portion of this Release is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, sections, subsections or portions of this Release, which shall remain fully valid and enforceable.

7.3.Headings. The headings in this Release are provided solely for convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of, this Release.

7.4.Construction of Release. Employee has been represented by, or had the opportunity to be represented by, counsel in connection with the negotiation and execution of this Release. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Release.

7.5.Entire Agreement/Integration

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7.6.This Release, together with the Separation Agreement, constitutes the entire agreement between Employee and the Company concerning the subject matter hereof. No covenants, agreements, representations, or warranties of any kind, other than those set forth herein, have been made to any party hereto with respect to this Release. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Release. No amendments to this Release will be valid unless written and signed by Employee and an authorized representative of the Company.

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Sign only on or within twenty-one (21) days after the Termination Date

Dated: _____________________        By: _____________________________
Mark Crossley

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EXHIBIT B
Confirmation of Non-Disparagement Obligations
As you are aware, Mark Crossley has stepped down as Chief Executive Officer and Executive Director of Indivior PLC (the "Company"). In connection with his departure, the Company and Mr. Crossley entered into a confidential Separation Agreement (the “Separation Agreement”) that contains certain non-disparagement and confidentiality obligations that preclude the members of the Board and Executive Committee from:
1.Making or publishing any statement to any third party concerning (i) the terms of the Settlement Agreement and (ii) the circumstances leading up to the separation of Mr. Crossley’s employment; or

2.Making or publishing any negative, derogatory or disparaging statement concerning Mr. Crossley;

provided that the Company, the Directors of the Company and any other officer of the Company may make certain legal, regulatory and other disclosures described in the Settlement Agreement.
We request that the members of the Board agree to the terms noted above.
These obligations do not prevent any individual from making such statements/disclosure: (1) for the purpose of seeking legal or professional advice (provided that all professional advisers shall be bound by the same duty of confidence described in the Settlement Agreement and this letter); (2) pursuant to section 43A of the Employment Rights Act 1996; (3) to a regulator regarding any misconduct, wrongdoing or serious breach of regulatory requirements, in order to report a criminal offence to any law enforcement agency, or in order to report to or liaise with tax authorities; (4) in order to cooperate with any law enforcement agency regarding a criminal investigation or prosecution; or (5) as required by law.
Please sign below to confirm that you acknowledge the obligations described in this memo and that you agree to abide by them. Please return a scanned and signed copy of this letter to Alice Greenwell at: alice.greenwell@freshfields.com.

I acknowledge the obligations described in this letter and agree to abide by them.

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Print Name:
Date:

EUROPE-LEGAL-301516574/1 168111-0003